As filed with the Securities and Exchange Commission on January 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	33-0238801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue

Hawthorne, California 90250

(Address of Principal Executive Offices) (Zip Code)

OSI Systems, Inc. 2008 Employee Stock Purchase Plan

(Full title of the plan)

Deepak Chopra

Chairman of the Board, President and Chief Executive Officer

12525 Chadron Avenue

Hawthorne, California 90250

(Name and address of agent for service)

(310) 978-0516

(Telephone number, including area code, of agent for service)

Copies to:

Gerald Chizever, Esq.

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

(310) 282-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	1,500,000	$11.445	$17,167,500.00	$674.68

(1)	In the event of a stock split, stock dividend, or similar transaction involving the registrant’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and represents the average of the high and low sales prices of the registrant’s Common Stock, as reported on The Nasdaq Global Market on January 27, 2009 as to 1,500,000 shares available for future grant under the plan.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by OSI Systems, Inc. (the “Company”), are incorporated as of their respective dates in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 28, 2008;

2.	The Company’s Quarterly Reports on Form 10-Q for the period ended September 30, 2008, filed with the SEC on October 30, 2008, and for the period ended December 31, 2008, filed with the SEC on January 29, 2009;

3.	The Company’s Current Reports on Form 8-K, filed with the SEC on September 15, 2008, September 23, 2008, October 10, 2008, October 23, 2008 and December 12, 2008; and

4.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the SEC on September 24, 1997, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are part hereof from the date of filing such documents. A report on From 8-K furnished to the SEC shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317, subject to certain limitations.

The Company’s Articles of Incorporation (the “Articles”) provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director’s duties to the Company or its shareholders. This provision in the Articles does not eliminate the directors’ fiduciary duty and does not apply to certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

The Company’s Amended and Restated Bylaws require the Company to indemnify its officers and directors under certain circumstances. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

On October 23, 2008, the Company entered into an indemnification agreement with each of its current directors and executive officers. The new indemnification agreement commits the Company, subject to various terms and conditions, to indemnify the indemnitee against expenses arising by reason of the indemnitee’s service as a director or officer of the Company.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Loeb & Loeb LLP*
10.1	OSI Systems, Inc. 2008 Employee Stock Purchase Plan (1)
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
23.2	Consent of Moss Adams LLP*
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
(1)	Filed as an exhibit to the Company’s Definitive Proxy Statement on October 14, 2008 and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, OSI Systems, Inc., a corporation organized under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hawthorne, California, as of January 29, 2009.

OSI SYSTEMS, INC.

By:	/s/ ALAN EDRICK
Alan Edrick
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Messrs. Alan Edrick, Chief Financial Officer, and Victor Sze, General Counsel, and each of them, as his attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DEEPAK CHOPRA Deepak Chopra	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 29, 2009

/S/ ALAN EDRICK Alan Edrick	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2009

/S/ AJAY MEHRA Ajay Mehra	Executive Vice President, President of Rapiscan Systems and Director	January 29, 2009

/S/ LESLIE E. BIDER Leslie E. Bider	Director	January 29, 2009

/S/ STEVEN C. GOOD Steven C. Good	Director	January 29, 2009

/S/ MEYER LUSKIN Meyer Luskin	Director	January 29, 2009

/S/ CHAND R. VISWANATHAN Chand R. Viswanathan	Director	January 29, 2009

OSI SYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Loeb & Loeb LLP*
10.1	OSI Systems, Inc. 2008 Employee Stock Purchase Plan (1)
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
23.2	Consent of Moss Adams LLP*
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
(1)	Filed as an exhibit to the Company’s Definitive Proxy Statement on October 14, 2008 and incorporated herein by reference.